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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0362
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

    McGILL, JR.           JOHN                     F.
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   (Last)               (First)                 (Middle)

    9419 MEADOWBROOK AVE.
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                                    (Street)

    PHILADELPHIA          PA                    19118
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol


    THISTLE GROUP HOLDINGS, CO. "THTL"
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    DECEMBER 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Chief Executive Officer
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7.  Individual or Joint/Group Filings
    (Check Applicable line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reponding Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Code         ------------------------------- of Issuer's    (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code                        (D)             and 4)         (Instr.4) (Instr. 4)
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     COMMON STOCK THTL                12-31-00         A              2,003      A                 12,714       I          ESOP
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     COMMON STOCK THTL                                                                            195,158       D
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     COMMON STOCK THTL                                                                                500       I          DAUGHTER
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     COMMON STOCK THTL                                                                             51,547       I          RSP
                                                                                                                           UNVESTED
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

  Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
                               OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (3-00)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                    2.                                                                                    Deriv-    ship
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code      (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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 RIGHT TO BUY OPTIONS                                                                                     171,575    D
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Explanation of Responses:



/S/    JOHN F. McGILL, JR.                                      1-25-2002
-----------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                         Page 2